Procedure Name:            Inter-fund Lending

Objective:        To properly facilitate the inter-fund lending program and
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ensure the program is administered in compliance with its
SEC and Board approved limitations.

Scope:  All Funds.  All Evergreen Funds are eligible to participate in the
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Inter-fund Lending program as borrowers but only the Funds
listed in Exhibit A are eligible to participate as lenders.

Prerequisite - The Funds' line of credit facility has been fully utilized to its limit of $150 million but there are remaining overdrafts in the Funds due to shareholder redemptions which must be funded. To fund these overdrafts, inter-fund lending will be instituted.

Time Frame:  Daily, as needed

Procedure:

A. First day of the borrowing
1. Using Inter-fund Lending template, perform Eligibility Test and Borrowing Limitation Calculation
a.       Eligibility Test

i. Input Yesterday's Repo Rate - the repo rate is the interest rate earned on the largest overnight repurchase agreement purchased by Evergreen Treasury Money Market Fund on the day prior to the initial borrowing.

ii. Input Yesterday's Federal Funds Rate plus 50 basis points - The FederalFunds Rate is obtained from Bloomberg screen -FEDL.

iii.     Review inter-fund loan rate calculated within the template
         (the average of i. and ii.).
iv. Input Yesterday's Class I one-day yield earned by the Institutional Money Market Fund.
v. Review results of the Eligibility Test. The Fund is eligible to participate in the inter-fund lending program if the inter-fund loan rate is greater than iv.
         [This test ensures that participating in inter-fund lending is not less favorable for the lending fund than participating in the cash sweep. If the lending fund's cash was not being lent to the borrowing fund than it would be invested in the cash sweep therefore the inter-fund loan rate must exceed the Class I yield.]

vi. Determine whether the borrowing Fund has any outstanding bank loans outside of the State Street Bank line of credit. [Currently, the Funds do not enter into loans outside of the line of credit facility with State StreetBank]. If yes, then the Fund is ineligible to participate in interfund lending.

vii. If the Eligibility Test is failed then another source of funds must be found. Contact your supervisor.
b.       Borrowing Limitation Calculation

i. Input borrowing fund's Total Assets from prior day's trial balance. (See SEC Total Assets Calculation procedure on Compliance website).
ii. Review the calculation of 33 1/3 % of borrowing fund's Total Assets within template.
iii. Input the Cash Value of Net Redemptions over the last 7 days from cash sheets. The template calculates 125% of this value.
iv. Input the Cash Value of Failed Security Sells over the last 7 days from cash sheets. The template calculates 102% of this value.
v. Review determination of the greater of iii. and iv. performed within template. This result is compared to ii. to determine the borrowing limit to prevent the Fund from leveraging.
vi. Review determination of the borrowing limit performed within the template by taking the lesser of ii. and v.
c.       Existing Borrowing Percentage

i. Input the sum of all current outstanding indebtedness on behalf of the borrowing fund (i.e., current loans payable, cash overdrafts, uncovered MDRs and any other uncollateralized when-issued security purchased).
ii.      Input amount to be borrowed in inter-fund lending program.
iii. Review calculation of Borrowing Percentage performed within template - the sum of i. and ii. divided by Total Assets from A.1.b.i. If calculated Borrowing Percentage is 10% or more then the inter-fund borrowing must becollateralized by 102%. Contact
         Compliance to identify and segregate collateral in Charles River.
2. Using inter-fund lending template, complete Allocation of Borrowing Fund's Loan.
a.       Input today's date, Fund name and SSC Fund number.
b.       Input today's initial borrowing amount.
c.       Review Allocation Rules/Guidelines.
i. A Fund is ineligible as a lender if it has less than $1 million in positive cash. Cash invested in the cash sweep should be considered as positive cash. Exclude any cash being used as collateral for open MDRs, when issues securities, open futures contracts, etc.from cash available to lend.

ii. A loan cannot be allocated to any fund having current loans outstanding which in the aggregate are 90% or greater of its lending limitation.
iii. It is acceptable to limit the number of funds in the allocation of any one loan to ease administration.
iv. The inter-fund lending form must be signed and approved before cash can be transferred between the lending and borrowing funds.
d. Obtain the list of approved lending funds, including cash available to lend, sorted by fund Trust, and then alphabetically. Beginning at the top of the list, select as many eligible funds on the list needed to fulfill the requested loan amount.

e. For each fund selected as a lender, test its eligibility to lend. As soon as a lending fund's loan matures or is paid back in full, the fund should then be placed at the bottom of the list for future consideration as a lender.

i. Does the selected fund meet the eligibility requirements of A.2.c.i and A.2.c.ii above? If yes, proceed to the next step.
         If no, proceed to the next fund on the list and repeat this step.
f. For each fund selected, complete Calculations for Amount Available to Loan section of the inter-fund lending template. Under the inter-fund lending program, lending funds are limited as to how much of their assets can be out on loan. The limits are: 5% for equity, 7.5% for taxable fixed income, 10% for money market funds.

i.       Input today's date, Fund name and SSC Fund number
ii. Input lending fund's Total Assets from prior day's trial balance. (See SEC Total Assets Calculation procedure on Company website).
iii.     Select lending fund's fund type.
iv.      Review calculation of dollar amount of lending limitation
         (Total Assets * limitation percentage).

v. In the Summary of Amounts out on Loan section, list the borrowing fund and the corresponding loan amount.
1. If the loan amount exceeds 5% of the lending fund's Total Assets, the loan amount must be reduced to below 5% or a new lender must be found.

vi. In the Summary of Amounts out on Loan section, list any existing loans the lending fund has made to other borrowing funds.
1.       If any of the loan amounts exceed 5 % of the lending fund's
         Total Assets, the loan amount must be reduced to below 5%.
2. If any of the loan amounts exceed 4% of the lending fund's Total Assets, no additional amounts may be lent to the borrower by this lender until the loan amount is reduced to below 4%.

vii. Review the summary to ensure the total % of assets out on loan for the lending fund does not exceed the limitation. If the limitation has been exceeded, proceed to Step A.2.d. and select the next fund on the list.
3.       Communication to State Street Corp.
a.       Borrowing Fund
i.       Complete an Inter-fund Lending ticket on behalf of the Borrowing Fund.
ii.      Input Borrowing Fund, Lending Fund(s) and SSC Fund numbers.
iii. Input Today's date, contractual maturity date (7th day of loan), the loan amount and the calculated inter-fund loan rate.
iv.      Obtain approval from an authorized signer and fax to SSC.
b.       Lending Fund(s)
i. For each Lending Fund, reduce the cash sweep balance by the amount of the loan. Reflect this on the daily cash sweep trade ticket and notify SSC as soon as possible.
B. Complete the following steps on the second day of borrowing and each day during loan period

1. Review the recording of the inter-fund loan by SSC on the books of both the borrowing fund and the lending funds for accuracy.
2.       Complete Day 2 Eligibility Test

a.       Review the inter-fund loan rate pulled from the Day One Form.
b. Input Yesterday's Class I one-day yield earned by the Institutional Money Market Fund.
c. Review results of the Eligibility Test. The Fund is eligible to participate in the inter-fund lending program if the inter-fund loan rate is greater than b.
d. If the Eligibility Test is failed then another source of funds must be found. Contact your supervisor.
3. Each day during the loan, monitor the Fund's cash availability via the Cash Sheet Review Procedure.
a. Does the borrowing fund have positive or negative cash flow for the day?
i. If positive, the outstanding loan should be reduced by the amount of positive cash flows.
1.       Complete an Inter-fund Lending ticket on behalf of the Borrowing
         Fund.
2.       Input Borrowing Fund, Lending Fund(s) and SSC Fund numbers.
3.       Input Today's date and the amount being paid back as a negative.
4.       Obtain approval from an authorized signer and fax to SSC.
ii.      If negative,
1. The Borrowing Fund may need to obtain an additional loan. Each additional loan will be treated as a separate transaction with a 7 day maturity. Complete Incremental Borrowing Eligibility
         Test.
         See A.1.a through b.
2. Complete Allocation of Borrowing Fund's Loan for incremental borrowing amount. See A.2 through A.3.b.
b. If on the contractual maturity date (7th day of loan), the loan remains outstanding, the loan will mature and the cash lent will be returned to the lender.

4.       Complete Loan Value Test
a.       Input Loan Value from prior day
b.       Input any additional borrowings from today.
c. Review calculation of current loan value percentage. If current loan value percentage is 10% or more, select one of the following courses of action
i. Loan is to be repaid in full by next day. If it is a fiscal period end, then this course of action may not be selected.
ii. Loan amount will be reduced to less than 10% of total assets and another source of funds will be found. Assets will be segregated in an amount equal to 102% of loan value amount.